Exhibit 99.1

Vermillion Appoints Bruce A. Huebner as Interim Chief Executive Officer

AUSTIN, Texas — November 27, 2012 — Vermillion, Inc. (NASDAQ: VRML), a molecular diagnostics company focused on ovarian cancer and vascular medicine, appointed director Bruce A. Huebner as interim chief executive officer. He succeeds Gail S. Page, who will assist in the transition and serve as a strategic advisor to the company as requested by its board of directors. Huebner will continue to serve on Vermillion’s board of directors.

As previously announced, the company’s board formed a succession committee of independent directors to oversee the process of identifying and selecting a new CEO. It has also retained a leading executive search firm with experience in CEO transitions to advise the board on potential candidates.

“With more than 37 years of diagnostic industry experience and leadership, as well as serving on a special Vermillion board committee that evaluates marketing strategies for OVA1®, Bruce will provide seasoned leadership as our interim CEO,” said James S. Burns, the company’s chairman of the board. “He will actively manage the business and ensure continuity of operations, as our succession committee searches for a new CEO who will take the company to its next level of growth and development.

“I would also like to thank Gail for the leadership and dedication that she has provided in bringing OVA1 to market and a pipeline of products to improve women’s health. We look forward to consulting with Gail in the coming months as we continue to build advocacy for our ovarian cancer franchise among gynecologists and women’s health groups.”

Huebner has executive management experience in multiple clinical diagnostic companies, including Osmetech Molecular Diagnostics, Nanogen and Gen-Probe. While serving as president of Osmetech, he successfully established the company as a fully integrated business, obtaining FDA clearance for four molecular diagnostic microarray products and introducing them to the marketplace. Huebner was previously president and chief operating officer of Nanogen, a publicly held nanotechnology and microarray company.

Prior to Nanogen, he was executive vice president and chief operating officer of Gen-Probe, a global leader in the development of nucleic acid tests, including diagnostic tests for infectious disease that affect women’s health. In less than 10 years, he grew Gen-Probe’s annual revenues from $42 million to a run-rate of more than $150 million. Huebner is currently a managing director of LynxCom Partners, a healthcare consulting firm with a focus on cancer diagnostics and personalized medicine.

“The appointment of Bruce as interim CEO allows Vermillion additional time to recruit a successor with a strong commercial background in diagnostics,” added Burns. “Given the recent Delaware court’s dismissal of the dissident shareholder suit and admonishment of the plaintiffs, Vermillion can now set a shareholder meeting date, elect a new director, and take the steps necessary to attract and compensate a new CEO.”

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients.

Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, vascular medicine and women’s health. Additional information about Vermillion can be found at www.vermillion.com.

Forward-Looking Statements

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty as to Vermillion’s ability to protect and promote its proprietary technology; (2) Vermillion’s lack of a lengthy track record successfully developing and commercializing diagnostic products; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of the size of market for its existing diagnostic tests or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payors such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion has sufficient cash resources to fully commercialize its tests and continue as a going concern; (6) uncertainty of finding a suitable successor chief executive officer; (7) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (8) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission (SEC). All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s most recent reports on Form 10-K and Form 10-Q. Copies are available through EDGAR at www.sec.gov.

Investor Relations Contact:

Liolios Group, Inc.

Scott Liolios or Ron Both

Tel 949-574-3860

vrml@liolios.com

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